    As filed with the Securities and Exchange Commission on December 16, 1997

                                                           REGISTRATION NO. 333-

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                               ------------------
                                    FORM S-3

                             REGISTRATION STATEMENT
                                      UNDER
                           THE SECURITIES ACT OF 1933

                                TRANSMATION, INC.
             (Exact name of Registrant as specified in its charter)

            OHIO                                          16-0874418
(State or other jurisdiction of            (I.R.S. Employer Identification No.)
incorporation or organization)

                             10 VANTAGE POINT DRIVE
                            ROCHESTER, NEW YORK 14624
                                 (716) 352-7777
               (Address, including zip code, and telephone number,
                      including area code, of Registrant's
                          principal executive offices)

                              ROBERT G. KLIMASEWSKI
                      PRESIDENT AND CHIEF EXECUTIVE OFFICER
                                TRANSMATION, INC.
                             10 VANTAGE POINT DRIVE
                            ROCHESTER, NEW YORK 14624
                                 (716) 352-7777
            (Name, address, including zip code, and telephone number,
                   including area code, of agent for service)

                                   Copies to:

                           Susan Mascette Brandt, Esq.
                             Harter, Secrest & Emery
                                700 Midtown Tower
                         Rochester, New York 14604-2070
                                 (716) 232-6500

        APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC:
  AS SOON AS PRACTICABLE AFTER THIS REGISTRATION STATEMENT BECOMES EFFECTIVE.

        If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. [ ]

        If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. [X]

        If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

        If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

        If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [ ]

                         CALCULATION OF REGISTRATION FEE

================================================================================================================================
                                                    Proposed Maximum               Proposed Maximum              Amount of
    Title of Shares           Amount to              Offering Price               Aggregate Offering           Registration
    to be Registered        be Registered            per Share (1)                     Price (1)                    Fee
--------------------------------------------------------------------------------------------------------------------------------
Common Stock, par              762,524                   $8.125                       $6,195,508                  $1,878
value $.50 per share
================================================================================================================================

(1) Estimated in accordance with Rule 457(c), based on the average of the high and low sales prices per share as of December 10, 1997, solely for the purpose of calculating the registration fee.


        The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the registration statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

                 SUBJECT TO COMPLETION, DATED DECEMBER 16, 1997

INFORMATION CONTAINED HEREIN IS SUBJECT TO COMPLETION OR AMENDMENT. A REGISTRATION STATEMENT RELATING TO THESE SECURITIES HAS BEEN FILED WITH THE SECURITIES AND EXCHANGE COMMISSION. THESE SECURITIES MAY NOT BE SOLD NOR MAY OFFERS TO BUY BE ACCEPTED PRIOR TO THE TIME THE REGISTRATION STATEMENT BECOMES EFFECTIVE. THIS PROSPECTUS SHALL NOT CONSTITUTE AN OFFER TO SELL OR THE SOLICITATION OF AN OFFER TO BUY NOR SHALL THERE BE ANY SALE OF THESE SECURITIES IN ANY STATE IN WHICH SUCH OFFER, SOLICITATION OR SALE WOULD BE UNLAWFUL PRIOR TO REGISTRATION OR QUALIFICATION UNDER THE SECURITIES LAWS OF ANY SUCH STATE.

PROSPECTUS
                         762,524 SHARES OF COMMON STOCK

                                TRANSMATION, INC.

        All of the 762,524 shares of Common Stock, par value $.50 per share (the "Common Stock"), of Transmation, Inc., an Ohio corporation ("Transmation" or the "Company"), offered hereby (the "Shares") are being offered for the account of a certain shareholder of the Company (the "Selling Shareholder"). The Company will receive none of the proceeds from the sale of the Shares.

        The Common Stock is listed on the Nasdaq National Market System (the "Nasdaq") under the symbol "TRNS." On December 10, 1997, the closing price of the Common Stock on the Nasdaq was $8.00 per share.

        The Shares may be sold by the Selling Shareholder in transactions on the Nasdaq at prices and on terms related to the then current market price of the Common Stock, in privately negotiated transactions at such prices as may be agreed upon, or in a combination of such methods of sale. In connection with any sales, the Selling Shareholder and any brokers or dealers participating in such sales may be deemed to be "underwriters" within the meaning of the Securities Act of 1933, as amended (the "Securities Act"). See "Plan of Distribution."

        The Company will pay all fees and expenses incident to the registration of the Shares offered hereby, other than the following expenses which will be borne by the Selling Shareholder: discounts and commissions payable to brokers or dealers in respect of sales of the Shares, stock transfer taxes and (except to the extent covered by a certain expense reimbursement obligation of the Company) the expenses of the Selling Shareholder's counsel, accountants and other advisors. See "Plan of Distribution" and "Selling Shareholder."

        SEE "RISK FACTORS" STARTING ON PAGE 3 FOR A DISCUSSION OF CERTAIN FACTORS TO BE CONSIDERED BY PROSPECTIVE INVESTORS.

          THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE
            SECURITIES AND EXCHANGE COMMISSION NOR HAS THE COMMISSION
          PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY
              REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

                 The date of this Prospectus is ________, 1997.

NO PERSON IS AUTHORIZED IN CONNECTION WITH THE OFFERING MADE HEREBY TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATION NOT CONTAINED OR INCORPORATED BY REFERENCE IN THIS PROSPECTUS, AND ANY INFORMATION OR REPRESENTATION NOT CONTAINED OR INCORPORATED BY REFERENCE HEREIN MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY THE COMPANY OR THE SELLING SHAREHOLDER. THIS PROSPECTUS DOES NOT CONSTITUTE AN OFFER TO SELL OR A SOLICITATION OF AN OFFER TO BUY ANY OF THE SECURITIES OFFERED HEREBY IN ANY JURISDICTION TO ANY PERSON TO WHOM IT IS UNLAWFUL TO MAKE SUCH OFFER IN SUCH JURISDICTION. NEITHER THE DELIVERY OF THIS PROSPECTUS NOR ANY SALE MADE HEREUNDER SHALL, UNDER ANY CIRCUMSTANCES, CREATE ANY IMPLICATION THAT THE INFORMATION HEREIN IS CORRECT AS OF ANY TIME SUBSEQUENT TO THE DATE HEREOF.


                              AVAILABLE INFORMATION

        The Company is subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and in accordance therewith files reports, proxy statements and other information with the Securities and Exchange Commission (the "Commission"). Reports, proxy statements and other information filed by the Company with the Commission can be inspected and copied at the public reference facilities maintained by the Commission at Room 1024, 450 Fifth Street, N.W., Washington, D.C. 20549, and at the Commission's regional offices at 7 World Trade Center, Suite 1300, New
York, New York 10048, and 500 West Madison Street, Suite 1400, Chicago, Illinois 60661. Copies of such material can also be obtained from the Commission at prescribed rates through its Public Reference Section at 450 Fifth Street, N.W., Washington, D.C. 20549. The Commission maintains a Website (http://www.sec.gov) that contains reports, proxy statements and other information required of registrants, such as the Company, that file electronically with the Commission.

        The Company has filed with the Commission a Registration Statement on Form S-3 under the Securities Act with respect to the Common Stock offered hereby (including all amendments or supplements thereto, the "Registration Statement"). This Prospectus, which forms a part of the Registration Statement, does not contain all the information set forth in the Registration Statement, certain parts of which have been omitted in accordance with the rules and regulations of the Commission. Statements contained herein concerning the provisions of certain documents are not necessarily complete and, in each instance, reference is made to the copy of such document filed as an exhibit to the Registration Statement or otherwise filed with the Commission. Each such statement is qualified in its entirety by such reference.

                                   THE COMPANY

        Transmation, Inc., an Ohio corporation organized in 1964, is primarily engaged in the sale and distribution, development, manufacture and service of electronic instrumentation which is used principally for measurement, indication and transmission of information. The principal products sold and serviced by Transmation fall within two main categories:

        - Test, measurement and calibration equipment - Instruments used for calibrating, measuring and testing many physical parameters in industry and science. These products are manufactured by Transmation or by other manufacturers and are distributed and serviced by Transmation.

        - Process monitoring instrumentation - A line of instrumentation which measures low level signals, proportional to some parameter such as temperature, and then amplifies the measurement to permit transmission to a receiving device which may be used to alter the process or trigger an alarm. Certain of these products may be used to monitor one or more points of a process by multiplexing information into one or more digital devices. These products are manufactured, distributed and serviced by Transmation.

Products and services sold range in price from approximately $100 for a single calibration service to more than $200,000 for a large multiplexing system.

        The principal market for Transmation's products and services is within the process industry and is primarily directed to the petroleum refining and chemical manufacturing industries, and secondarily to the pulp and paper, gas pipeline and primary metals industries. Transmation's sales are accomplished through a catalog distribution division, the Transcat/EIL Division ("Transcat/EIL"), a manufacturing division, the Instrument Division, a manufacturing subsidiary, Altek Industries Corp. ("Altek"), and four foreign sales subsidiaries.

        Sales of test, measurement and calibration equipment and services are principally made through Transcat/EIL, which sells through a catalog distributed to existing and prospective customers, and through direct salespeople in selected locations in the United States and Canada. Transcat/EIL sells Transmation-manufactured products and resells the products of approximately 200 other manufacturers through an annual catalog, which is currently approximately 550 pages. To date, more than one million catalogs have been distributed through this part of Transmation's sales and marketing effort. In addition to the annual catalog, Transcat/EIL makes periodic mailings to existing and prospective customers to spur additional sales as well as to generate names for future catalog or product mailings.

        In addition to catalog sales, Transmation engages in direct sales of test, measurement and calibration equipment and services as well as process monitoring instrumentation. The Company employs over 40 direct sales people in Transcat/EIL and four sales managers in the Instrument Division and Altek. Three sales people are employed in Australia to manage Far Eastern sales representative or distributor organizations and to direct sell in Australia. The Company also maintains one regional sales manager in Singapore. In addition, the Company has arrangements with approximately 80 sales representative and distributor organizations, each employing one or more sales engineers, located in other areas of concentrated demand for Transmation's products in the United States, Canada, the Far East, Central and South America, Australia, the Middle East and Eastern and Western Europe. These sales representatives and distributors either promote Transmation's products on a commission basis or purchase them from Transmation at a discount and resell to end users at a gross price.

        The Company's Transcat/EIL CalXPress operations, which are ISO 9002 registered, provide periodic calibration and repair services for customers owning instrumentation manufactured by others and by Transmation. At September 30, 1997, there were Transcat/EIL CalXPress facilities in 16 locations in the United States and Canada.

        The Company's two manufacturing operations, both located in Rochester, New York, primarily develop, manufacture and sell electronic and pneumatic instrumentation used to calibrate and test instrumentation used primarily in the process industries. The Instrument Division's facility has ISO 9001 registration.

        The Company's value added operations, which customize, modify and repair analog gauges, are located in Dayton, Ohio, Buffalo, New York and Baltimore, Maryland.

        Since the beginning of the last fiscal year, Transmation has expanded its business through two acquisitions:

               ALTEK ACQUISITION. In April 1996 the Company acquired all of the stock of Altek, a manufacturer of electronic calibration equipment, for cash and notes aggregating $4.8 million, and 300,000 shares of Common Stock. As a result of this acquisition, the Company's sales have increased by more than $5 million annually.

               EIL ACQUISITION. In April 1997 the Company acquired substantially all of the assets of the Sales and Service Division of E.I.L. Instruments, Inc., a distributor and servicer of electronic test, measurement and calibration instrumentation, for $22 million in cash and the value of certain assumed liabilities (subject to post-closing adjustment). As a result of this acquisition, the Company has added a significant base of potential new customers, a value added meter modification business and several new product lines, and has significantly increased its overall capabilities to provide repair, calibration and certification services.

        Transmation's future performance will depend substantially on its ability to integrate and manage its acquired businesses and operations, to respond to competitive developments, to further develop markets for its products and services, to anticipate future customer needs and to provide solutions for customers in a timely, cost-effective manner.

        The Company's principal executive offices are located at 10 Vantage Point Drive, Rochester, New York 14624. Its telephone number is (716) 352-7777.


                           FORWARD-LOOKING STATEMENTS

        This Prospectus and the documents incorporated herein by reference may contain forward- looking statements based on current expectations, estimates and projections about Transmation's industry, management's beliefs and assumptions made by management. Words such as "antici-pates," "expects," "intends," "plans," "believes," "seeks," "estimates," variations of such words and similar expressions are intended to identify such forward-looking statements. These statements are not guarantees of future performance and are subject to certain risks, uncertainties and assumptions that are difficult to forecast. Therefore, actual results may differ materially from those expressed or forecast in any such forward-looking statements. Such risks and uncertainties include, in addition to those set forth herein under "Risk Factors," those noted in the documents incorporated herein by reference. Transmation undertakes no obligation to update publicly any forward-looking statements, whether as a result of new information, future events or otherwise.


                                  RISK FACTORS

        PROSPECTIVE INVESTORS SHOULD CAREFULLY CONSIDER THE FACTORS SET FORTH BELOW, IN ADDITION TO THE OTHER INFORMATION CONTAINED OR INCORPORATED BY REFERENCE IN THIS PROSPECTUS, IN EVALUATING AN INVESTMENT IN THE COMMON STOCK OFFERED HEREBY.

        INTEGRATION OF ACQUISITIONS AND MANAGEMENT OF GROWTH. Since April 1, 1996, the Company has acquired one manufacturing business and one business engaged in the distribution and service of products. See "The Company." This has resulted in a 150% increase in the Company's work force, the addition of one manufacturing facility, the addition of three value added operations and the addition of ten service facilities. The Company is in the process of integrating the acquired operations and efforts are underway to assimilate into Transmation the products and services formerly sold independently by the acquired businesses, their operations, corporate cultures, product lines, personnel, management information systems, financial control systems, facilities infrastructure and customer relationships. There can be no assurance that the Company will be successful in these efforts. If the Company is unable to integrate and manage all of the elements of these acquisitions effectively and efficiently, it could have a material adverse effect on the Company's business, prospects, results of operations and financial condition.

               In addition, if the Company continues to experience rapid growth, a significant strain may be placed on its financial, management and other resources. The Company's ability to manage growth effectively will require it to continue to improve its operational and financial control systems, infrastructure and management information systems, and to attract, train, motivate, manage and retain key employees. There can be no assurance that the Company will be successful in doing so. If the Company is not able to manage growth effectively, there could be a material adverse effect on the Company's business, prospects, results of operations and financial condition.

        COMPETITION. The market to which the Company sells the products it manufactures is highly competitive, and the Company expects that competition will increase in the future. Failure to keep pace with rapid technological advances, which characterize the industry, could adversely affect the Company's competitive position with respect to the products it manufactures and the way it distributes its products. In its manufacturing operations, the Company competes on the basis of price, performance, inventory availability, quality, reliability and customer service and support. To maintain its competitive position with respect to manufactured product, the Company must continue to develop new products, periodically enhance its existing products, reduce its cost of manufacturing such products, maintain the quality of its products and compete effectively in the areas described above. Although the Company believes that its products are competitive in each of the above-described areas, there can be no assurance that existing or future competitors, some of which have greater financial resources than the Company, will not introduce comparable or superior products incorporating more advanced technology at lower prices. The Company's competitors are numerous, ranging from large corporations to many relatively small and highly specialized firms. Although no single company competes in all of the Company's product markets, some of the major competitors which compete in the Company's individual product markets include Fluke Corporation, Beta (a division of Hathaway Corporation) and certain divisions of Ametek Corporation. Some of these competitors have more extensive sales, distribution, engineering, manufacturing and/or marketing capabilities and substantially greater financial, technological and personnel resources than does the Company.

               The markets to which the Company through Transcat/EIL sells products and related services is also highly competitive. Competition for sales in distribution and service is quite fragmented and ranges from large, well financed national distributors to small local distribution organizations and service providers, as well as the manufacturers of the products themselves. Transcat/EIL competes on the basis of price, inventory availability, service quality and customer service and support. To maintain its competitive position with respect to such products and services, the Company must continually demonstrate to customers its commitment to achieving the highest level of performance possible for a distributor and compete effectively in the areas described above. There can be no assurance that the Company will be successful in doing so.

        DEPENDENCE ON SUPPLIERS. Products required for Transcat/EIL's sales are generally available from only one source per product (the manufacturer), although on occasion substitutions of product are possible. If the Company's source for a particular product is unable to deliver such product or delivers product of unacceptable or unusable quality, the Company may have no acceptable alternative product to satisfy customers' demands. In such event, customers may choose to order products through competitors of the Company, which could have a material adverse effect on the Company's business, prospects, results of operations and financial condition.

               In addition, a portion of the Company's manufacturing operations is dependent on the ability of suppliers to deliver completed products, sub-assemblies or components in time to meet critical distribution and manufacturing schedules. In certain instances, important parts and components are available through fewer suppliers than the Company deems suitable. In the event that certain of the Company's suppliers should fail to deliver components to the Company or deliver components of an unacceptable or unusable quality, delays in the production of the Company's products could result, which in turn could have a material adverse effect on the Company's business, prospects, results of operations and financial condition.

        FOREIGN SALES. A significant portion of Transmation's sales are generated outside of the United States, primarily as the result of sales of products distributed through the Transcat/EIL catalog. Approximately 27.8% of Transmation's sales in the fiscal year ended March 31, 1997 resulted from sales in foreign countries, as compared with 20.7% of sales in the fiscal year ended March 31, 1996 and 22.7% of sales in the fiscal year ended March 31, 1995. Management believes that until recently, the relatively lower value of the dollar compared to foreign currencies has had a positive effect on international sales. However, increased strength of the dollar, particularly compared to currencies of Pacific Rim countries, could negatively affect future international sales. In addition, Transmation's revenues are subject to the customary risks of operating in an international environment, including the potential imposition of trade or foreign exchange restrictions, tariff and other tax increases, fluctuations in exchange rates and unstable political situations, any one or more of which could have a material adverse effect on the Company's business, prospects, results of operations and financial condition.

        ABILITY TO RESPOND TO RAPID CHANGE. The Company's future success will depend in part on its ability to enhance its current products and develop or acquire and market new products which keep pace with technological developments and evolving industry standards as well as respond to changes in customer needs. The market for the Company's products is characterized by rapidly changing technology, evolving industry standards and customer demands, and frequent new product introductions and enhancements. The Company will be required to manage its strategic position effectively in a rapidly changing environment. There can be no assurance that the Company will be successful in developing or acquiring product enhancements or new products to address changing technologies and customer requirements adequately, that it will introduce such products on a timely basis, or that any such products or enhancements will be successful in the marketplace. The Company's delay or failure to develop or acquire technological improvements or to adapt its products to technological change could have a material adverse effect on the Company's business, prospects, results of operations and financial condition.

        DEPENDENCE UPON KEY PERSONNEL. The Company's success depends in part upon the retention of key senior management and technical personnel, particularly Robert G. Klimasewski, its President and Chief Executive Officer, and Eric W. McInroy, its Executive Vice President and Chief Operating Officer. The loss of the services of any of the Company's key personnel could have a material adverse effect on the Company's business, prospects, results of operations and financial condition.

        ABILITY TO ATTRACT QUALIFIED PERSONNEL. The Company believes that its future success also depends upon its ability to attract and retain additional highly skilled technical, professional, management and sales and marketing personnel. The market for skilled employees has historically been, and the Company expects that it will continue to be, intensely competitive. The Company's inability to attract and retain qualified employees could have a material adverse effect on the Company's business, prospects, results of operations and financial condition.

        DEPENDENCE ON NEW PRODUCTS AND TECHNOLOGICAL CHANGE. The Company participates in markets where the timely introduction of new products is critical to the success and market acceptance of such products. The Company's new product development programs are subject to delays due to unforeseen complexities in product design that arise during the development process. When encountered, these complexities may cause delays in product introductions or costly design modifications which could have a material adverse effect on the Company's business, prospects, results of operations and financial condition.

        PRODUCT RECALLS, POTENTIAL LIABILITY AND INSURANCE. Many of the instruments which the Company designs and manufacturers are used in the petroleum refining and chemical manufacturing industries. The tolerance for error in the design, manufacture or use of these products may be small or non-existent. If an instrument designed or manufactured by the Company is found to be defective, whether due to design or manufacturing defects, improper use of the product or other reasons, the instrument may need to be recalled, possibly at the Company's expense. Furthermore, the adverse effect of a product recall on the Company might not be limited to the cost of the recall on the Company. Recalls, especially if accompanied by unfavorable publicity or termination of customer contracts, could result in substantial costs, loss of revenues and diminution of the Company's reputation, each of which could have a material adverse effect on the Company's business, prospects, results of operations and financial condition. In addition, the manufacture and sale of the instruments manufactured by the Company also involves the risk of product liability claims. The Company evaluates its insurance coverage from time to time in view of developments in its business and products currently under development. Product liability insurance is expensive and, in the future, may not be available on acceptable terms, in sufficient amounts, or at all. A successful claim brought against the Company in excess of its insurance coverage or any material claim for which insurance coverage is denied or limited could have a material adverse effect on the Company's business, prospects, results of operations and financial condition.

        DEPENDENCE ON PROPRIETARY RIGHTS. The Company's success and ability to compete depends in part upon protecting its proprietary rights in its products, its name and its trade names. There can be no assurance that the measures taken by the Company will be adequate to deter misappropriation of its products, its name and its trade names or independent third-party development of its products, or that its intellectual property rights can be successfully enforced or defended if challenged. Given the continuing development of technology, there can be no assurance that certain aspects of the Company's products do not or will not infringe upon the existing or future proprietary rights of others or that, if licenses or rights are required to avoid infringement, such licenses or rights could be obtained or obtained on terms that would not have a material adverse effect on the Company, if at all.

        ENVIRONMENTAL REGULATION. The Company's operations are subject to federal, state, local and foreign laws and regulations governing, among other things, emissions to air, discharge to waters and the generation, handling, storage, transportation, treatment and disposal of waste and other materials. The Company believes that its business, operations and facilities have been and are being operated in compliance in all material respects with applicable environmental and health and safety laws and regulations, many of which provide for substantial fines and criminal sanctions for violations. However, the operation of manufacturing facilities entails risks in these areas and there can be no assurance that the Company will not incur material costs or liabilities. In addition, potentially significant expenditures could be required in order to comply with evolving environmental and health and safety laws, regulations or requirements that may be adopted or imposed in the future.

        LIMITATIONS ON TAKEOVERS. Certain provisions of the Company's Articles of Incorporation and Bylaws may have the effect of discouraging a third party from making an acquisition proposal for the Company and may thereby inhibit a change in control of the Company under circumstances that could give the shareholders the opportunity to realize a premium over the then-prevailing market prices. Specifically, mergers and certain other corporate actions with a 10% shareholder of the Company require the approval of 75% of the Common Stock entitled to vote, and the Company's Board of Directors is divided into three classes, with the members of each class serving for staggered three-year terms. See "Provisions With Possible Anti-Takeover Effects."


                 INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

        The following documents filed by the Company with the Commission (Commission File No. 0-3905) pursuant to the Exchange Act are incorporated herein by reference:

        (1) the Company's Annual Report on Form 10-K for the fiscal year ended March 31, 1997;

        (2) the Company's Current Report on Form 8-K dated April 4, 1997;

        (3) the Company's Current Report on Form 8-K dated June 19, 1997;

        (4) the Company's Quarterly Report on Form 10-Q for the quarter ended June 30, 1997;

        (5) the Company's Quarterly Report on Form 10-Q for the quarter ended September 30, 1997; and

        (6) all other documents filed by the Company pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act subsequent to the date of this Prospectus and prior to the termination of this offering of the Shares.

        Any statement contained herein or in a document or information incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Prospectus to the extent that a statement contained herein or in any subsequently filed document which also is, or is deemed to be, incorporated by reference herein, modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Prospectus.

        THE COMPANY WILL PROVIDE WITHOUT CHARGE TO EACH PERSON TO WHOM THIS PROSPECTUS IS DELIVERED, UPON THE WRITTEN OR ORAL REQUEST OF ANY SUCH PERSON, A COPY OF ANY AND ALL OF THE FOREGOING DOCUMENTS AND INFORMATION THAT HAVE BEEN INCORPORATED BY REFERENCE IN THIS PROSPECTUS, OTHER THAN EXHIBITS TO SUCH DOCUMENTS (UNLESS SUCH EXHIBITS ARE SPECIFICALLY INCORPORATED BY REFERENCE INTO SUCH DOCUMENTS). REQUESTS THEREFOR SHOULD BE DIRECTED TO JOHN A. MISIASZEK, VICE PRESIDENT - FINANCE, TRANSMATION, INC., 10 VANTAGE POINT DRIVE, ROCHESTER, NEW YORK 14624; TELEPHONE (716) 352-7777.


                               SELLING SHAREHOLDER

        The following table sets forth certain information with respect to the ownership of Common Stock, as of November 30, 1997 and as adjusted to reflect the sale of all of the Shares offered hereby, by the Selling Shareholder. The Selling Shareholder has advised the Company that he has sole voting and investment power with respect to all of the Shares owned by him.


                                    COMMON STOCK                    NUMBER OF                 COMMON STOCK
                                    OWNED BEFORE                  SHARES BEING                 OWNED AFTER
                                    THE OFFERING                     OFFERED                THE OFFERING (1)
                                    ------------                     -------                ----------------

        SELLING               NO. OF            PERCENT                                  NO. OF           PERCENT
      SHAREHOLDER             SHARES           OF CLASS                                  SHARES          OF CLASS
      -----------             ------           --------                                  ------          --------
William J. Berk               762,524           13.3%               762,524                0                0


          (1) Assumes that all Shares being offered are sold.

        The Selling Shareholder was the Company's founder. He served as the Company's President and Chief Executive Officer from 1964 until June 1994, and as a director of the Company from 1964 until June 1996. He is now retired.

        Pursuant to a Consulting Agreement with the Selling Shareholder dated April 1, 1979 and amended April 1, 1990, the Company has agreed to retain him as a consultant for 20 years commencing March 1, 1995, to pay him $30,000 a year for the first ten years and $20,000 a year for the remainder, and to provide him with certain fringe benefits, including reimbursement for medical expenses up to $10,000 annually and for accounting and legal expenses up to $10,000 annually. In addition, pursuant to a Disability, Supplemental Death Benefit and Retirement Agreement with the Selling Shareholder dated April 1, 1979 and amended April 1, 1990, the Company has agreed to make annual payments to him, commencing March 1, 1995 and continuing for the rest of his life, in the amount of $96,456. Upon the Selling Shareholder's death, his wife will be paid 60% of that amount annually for the rest of her life. The payments due under this agreement are not insured or funded nor are any assets segregated for the benefit of the Selling Shareholder or his wife.

        In addition, pursuant to a Stock Registration and Repurchase Agreement with the Selling Shareholder dated April 1, 1979 and amended April 1, 1990 and December 12, 1997, during the Selling Shareholder's lifetime and for five years after his death, the Selling Shareholder and his estate have "piggyback" registration rights, at the Company's expense (with certain exceptions), with respect to all of his shares of Common Stock. In addition, within five years after the Selling Shareholder's death, his estate has a one-time demand registration right with respect to all of his shares of Common Stock and, at the request of the Selling Shareholder's estate, the Company must, subject to certain exceptions, redeem from his estate the maximum number of shares permitted by section 303 of the Internal Revenue Code, at the market value of the Common Stock at the time of his death. The Company and the Selling Shareholder have also agreed to indemnify each other against certain liabilities, including certain liabilities under the Securities Act. The Selling Shareholder's rights under this agreement are personal to him and his estate, and are not assignable or transferable to purchasers of the Shares pursuant to this Prospectus. The Selling Shareholder's registration and redemption rights under this agreement will be terminated upon the Selling Shareholder's sale of all of the Shares as contemplated hereby.

                              PLAN OF DISTRIBUTION

        The Shares are being sold by the Selling Shareholder. The Company will receive none of the proceeds from sales of the Shares. Sales may be made by the Selling Shareholder on the Nasdaq at prices and on terms related to the then current market price of the Common Stock, in privately negotiated transactions at such prices as may be agreed upon, or in a combination of such methods of sale. The Shares may be sold by the Selling Shareholder by any one or more of the following methods:

        (a) a block trade in which the broker or dealer so engaged will attempt to sell the Shares as agent, but may position and resell a portion of a block as principal to facilitate the transaction;

        (b) purchases by a broker or dealer as principal, and resale by such broker or dealer, for its account, pursuant to this Prospectus;

        (c) ordinary open market brokerage transactions;

        (d) transactions in which a broker or dealer solicits purchasers; and

        (e) privately negotiated transactions.

        The Selling Shareholder may effect such transactions by selling the Shares to or through brokers or dealers, who may act as agent or principal. In effecting sales, brokers and dealers engaged by the Selling Shareholder or by the purchasers of Shares may arrange for other brokers or dealers to participate. Such brokers or dealers may receive discounts, concessions or commissions from the Selling Shareholder and/or purchasers of Shares for whom such broker or dealer may act as agent or to whom such broker or dealer may sell as principal, or both. Such discounts, concessions or commissions from the Selling Shareholder or from such purchasers may be in excess of those customary in the types of transactions involved.

        The Selling Shareholder and such brokers and dealers who act in connection with the sale of the Shares may be deemed to be "underwriters" within the meaning of the Securities Act, and any discounts, concessions or commissions received by them and any profit on any resale of the Shares as principal may be deemed to be underwriting discounts and commissions under the Securities Act.

        In addition, any Shares covered by this Prospectus may be sold by the Selling Shareholder pursuant to Rule 144 under the Securities Act rather pursuant to this Prospectus.

        The Company will pay all fees and expenses incident to the registration of the Shares offered hereby, other than the following expenses which will be borne by the Selling Shareholder: discounts and commissions payable to brokers or dealers in respect of sales of the Shares, stock transfer taxes and (except to the extent described below) the expenses of the Selling Shareholder's counsel, accountants and other advisors. Pursuant to a Consulting Agreement with the Selling Shareholder, the Company is obligated to reimburse him for accounting and legal expenses up to $10,000 annually. See "Selling Shareholder." Accordingly, it is anticipated that the Company will reimburse the Selling Shareholder, in an amount not to exceed $10,000, for accounting and legal expenses incurred by him in connection with his sale of the Shares hereby. It is estimated that the aggregate fees and expenses payable by the Company in connection with the registration and offering of the Shares hereby will be approximately $40,000.


                          DESCRIPTION OF CAPITAL STOCK

        OUTSTANDING AND COMMITTED SHARES. The Company is authorized to issue 15,000,000 shares of Common Stock, par value $.50 per share. As of November 30, 1997, there were outstanding 5,740,833 shares of Common Stock. In addition, an aggregate of approximately 2,388,000 shares of Common Stock are subject to issuance from time to time in the future under the Transmation, Inc. Amended and Restated 1993 Stock Option Plan, the Transmation, Inc. Amended and Restated Directors' Warrant Plan, the Transmation, Inc. Directors' Stock Plan, the Transmation, Inc. Employees' Stock Purchase Plan and certain bonus arrangements with senior management.

        COMMON STOCK. The holders of Common Stock are entitled to one vote for each share held of record on all matters to be voted on by the shareholders. Shareholders have the right to cumulate votes in the election of directors if certain notice procedures are complied with. The holders of Common Stock are entitled to receive dividends when, as and if declared by the Board of Directors out of funds legally available therefor. In the event of a liquidation, dissolution or winding up of the Company, the holders of Common Stock are entitled to share ratably in all assets remaining available for distribution to them after payment of liabilities. Holders of Common Stock, as such, have no conversion, preemptive or other subscription rights, and there are no redemption provisions applicable to the Common Stock. All of the outstanding shares of Common Stock are fully paid and non-assessable.

        TRANSFER AGENT. The transfer agent and registrar for the Common Stock is National City Bank, the address of which is Corporate Trust Administration, P.O. Box 94915, Cleveland, Ohio 44101-4915.


               LIMITATION OF LIABILITY AND INDEMNIFICATION MATTERS

        Under the Ohio General Corporation Law (the "OGCL"), a director's liability to the Company or its shareholders for damages is limited solely to those situations where it is proven by clear and convincing evidence that his act or failure to act was undertaken with deliberate intent to cause injury to the Company or undertaken with reckless disregard for the best interests of the Company, and those situations involving unlawful loans, asset distributions, dividend payments or share repurchases. As a result, shareholders may be unable to recover monetary damages against directors for actions which constitute gross negligence or which are in violation of their fiduciary duties, although it may be possible to obtain injunctive or other equitable relief with respect to such actions. If equitable remedies are found not to be available to shareholders for any particular case, shareholders may not have any effective remedy against the challenged conduct.

        The Company's Code of Regulations (the "Bylaws") provide for the indemnification of the Company's directors, officers and authorized representatives to the fullest extent permitted by Ohio law and provide that potential indemnitees have the right to be paid by the Company for expenses incurred in defending any proceeding as such expenses are incurred in advance of the final disposition of such proceeding, provided that the indemnitee executes any undertaking required under Ohio law to repay such amounts if a non-appealable judicial decision determines that the indemnitee is not entitled to indemnification. The Bylaws also provide that the Company may purchase insurance on behalf of any potential indemnitee for protection against any liability asserted against such person and incurred by such person in any capacity, or arising out of his status as such, whether or not the Company would have the power to indemnify such person under the Bylaws or under applicable provisions of Ohio law. The Bylaws further provide that the Company may extend indemnification rights to any employee or agent of the Company to such extent as the Board of Directors may determine, up to the full indemnification permitted under the Bylaws and Ohio law.

        The Company and the Selling Shareholder have agreed to indemnify each other against certain liabilities, including certain liabilities under the Securities Act. See "Selling Shareholder."

        Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers or controlling persons of the Company pursuant to the foregoing provisions or otherwise, the Company has been advised that, in the opinion of the Commission, such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.


                 PROVISIONS WITH POSSIBLE ANTI-TAKEOVER EFFECTS

        The OGCL prohibits certain transactions, including mergers, sales of assets and similar corporate transactions, involving Ohio corporations and holders of 10% or more of their voting shares, unless certain advance approvals are obtained or certain other conditions are met.

        Furthermore, the Company's Articles of Incorporation require the affirmative vote of the holders of at least 75% of the capital stock of the Company entitled to vote in order to authorize: (i) any merger or consolidation of the Company with any other corporation if such transaction would otherwise by law require a vote of the shareholders; (ii) any combination or majority share acquisition with or by any corporation if such transaction would otherwise by law require a vote of the shareholders; or (iii) any lease, sale, exchange, transfer or other disposition of all or substantially all of the assets of the Company to any other person or entity; if, in any such event, such other corporation, person or entity is the beneficial owner of 10% or more of the outstanding capital stock of the Company entitled to vote thereon. Notwithstanding the foregoing, such restrictions do not apply if the Company's Board of Directors approves a memorandum of understanding with the other corporation, person or entity prior to the time it becomes the owner of 10% or more of the outstanding shares of the Company's capital stock.

Additionally, the affirmative vote of the holders of at least 75% of the capital stock of the Company entitled to vote is required to amend, alter or repeal any of the foregoing provisions of the Company's Articles of Incorporation.

        Consequently, the OGCL and the Company's Articles of Incorporation may have the effect of deterring merger proposals, tender offers or other attempts to effect changes in control of the Company that are not negotiated and approved by the Board of Directors or approved by the holders of at least 75% of the Company's capital stock.

        In addition, the Company's Board of Directors is divided into three classes, with the members of each class serving for staggered three-year terms. This structure makes it more difficult to effect a change in control of the Company through election to the Board of Directors.


                                  LEGAL MATTERS

        The legality of the Shares offered hereby will be passed upon for the Company by Harter, Secrest & Emery, Rochester, New York.


                                     EXPERTS

        The consolidated financial statements of the Company appearing in its Annual Report on Form 10-K for the year ended March 31, 1997 have been audited by Price Waterhouse LLP, independent auditors, as set forth in their report thereon included therein and incorporated herein by reference. Such consolidated financial statements are incorporated herein by reference in reliance upon such report given upon the authority of such firm as experts in accounting and auditing.

        Any audited financial statements hereafter incorporated by reference in the Registration Statement of which this Prospectus is a part will be so incorporated by reference herein in reliance upon the reports of independent auditors pertaining to such financial statements (to the extent covered by consents filed with the Commission) given upon the authority of such firm as experts in auditing and accounting.

                                     PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS


ITEM 14.       OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION.

        The following table sets forth the expenses expected to be incurred by the Registrant in connection with the offering of the Shares registered hereby. All amounts, except the Securities and Exchange Commission registration fee, are estimated.

         Securities and Exchange Commission Registration Fee............  $   1,878
         Accounting Fees and Expenses...................................      5,000
         Legal Fees and Expenses .......................................     20,000
         Reimbursement of Selling Shareholder's Accounting
         and Legal Fees and Expenses ...................................     10,000
         Miscellaneous Expenses ........................................      3,122
                                                                          ---------

                           Total    ....................................   $ 40,000


ITEM 15.       INDEMNIFICATION OF DIRECTORS AND OFFICERS.

        Section 1701.13 of the OGCL sets forth the conditions and limitations governing the indemnification of officers, directors and other persons. Section 1701.13 provides that a corporation shall have the power to indemnify any person who was or is a party or threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, other than an action by or in the right of the corporation, by reason of the fact that he is or was a director, officer, employee or agent of the corporation or is or was serving at the request of the corporation in a similar capacity with another corporation or entity, against expenses, including attorneys' fees, judgments, fines and amounts paid in settlement incurred in connection therewith if he acted in good faith and in a manner that he reasonably believed to be in the best interests of the corporation and, with respect to a criminal proceeding, had no reasonable cause to believe that his conduct was unlawful. With respect to a suit by or in the right of the corporation, indemnity may be provided to the foregoing persons under Section 1701.13 on a basis similar to that set forth above, except that no indemnity may be provided: (i) in respect of any claim, issue or matter as to which such person has been adjudged to be liable to the corporation unless and to the extent that the Court of Common Pleas or other court in which such action, suit or proceeding was brought determines that despite the adjudication of liability but in view of all the circumstances of the case such person is entitled to indemnity for such expenses as such court deems proper; or (ii) the action or suit is one in which the only liability asserted against a director is pursuant to Section 1701.95 of the OGCL (which relates to unlawful loans, dividends and distributions of assets). Moreover, Section 1701.13 provides for mandatory indemnification of a director, officer, employee or agent of the corporation to the extent that such person has been successful in defense of any such action, suit or proceeding and provides that a corporation shall pay the expenses of an officer or director in defending an action, suit or proceeding upon receipt of an undertaking to repay such amounts if it is ultimately determined that such person is not entitled to be indemnified. Section 1701.13 establishes provisions for determining whether a given person is entitled to indemnification, and also provides that the indemnification provided by or granted under Section 1701.13 is not exclusive of any rights to indemnity or advancement of expenses to which such person may be entitled under any bylaw, agreement, vote of shareholders or disinterested directors or otherwise.

        Article 6 of the Bylaws provides for the indemnification of the Registrant's directors, officers and authorized representatives to the fullest extent permitted by Ohio law and provides that potential indemnitees have the right to be paid by the Registrant for expenses incurred in defending any proceeding as such expenses are incurred in advance of the final disposition of such proceeding, provided the indemnitee executes any undertaking required under Ohio law to repay such amounts if a non-appealable judicial decision determines that the indemnitee is not entitled to indemnification. The Bylaws also provide that the Registrant may purchase insurance on behalf of any potential indemnitee for protection against any liability asserted against such person and incurred by such person in any such capacity, or arising out of his status as such, whether or not the Registrant would have the power to indemnify such person under the Bylaws or under applicable provisions of Ohio law. The Bylaws further provide that the Registrant may extend indemnification rights to any employee or agent of the Registrant to such extent as the Board of Directors may determine, up to the full indemnification permitted under the Bylaws and Ohio law.


ITEM 16.       EXHIBITS.

        (a)    Exhibits:

       4.1 Articles of Incorporation of the Registrant, as amended, are incorporated herein by reference to Exhibit 4(a) to the Registrant's Registration Statement on Form S-8 (Registration No. 33-61665) filed on August 8, 1995. Certificate of Amendment thereto is incorporated herein by reference to Exhibit I to the Registrant's Quarterly Report on Form 10-Q for the quarter ended September 30, 1996.

        4.2 Bylaws of the Registrant, as amended, are incorporated herein by reference to Exhibit (3) to the Registrant's Annual Report on Form 10-K for the year ended March 31, 1988.

        4.3 Specimen Common Stock certificate is incorporated herein by reference to Exhibit (4) to Amendment No. 1 to the Registrant's Registration Statement on Form S-1 (Registration No. 2-27910).

        4.4 Revolving Credit and Term Loan Agreement dated April 4, 1997 among the Registrant, Manufacturers and Traders Trust Company and State Street Bank and Trust Company is incorporated herein by reference to Exhibit 4(c) to the Registrant's Current Report on Form 8-K dated April 4, 1997.

      +5.1 Opinion of Harter, Secrest & Emery with respect to the validity of the Registrant's Common Stock.

     *23.1    Consent of Price Waterhouse LLP.

     +23.2    Consent of Harter, Secrest & Emery (included in Exhibit 5.1).

     *24.1    Power of Attorney.

      99.1 Consulting Agreement dated April 1, 1979 between the Registrant and William J. Berk, Disability, Supplemental Death Benefit and Retirement Agreement dated April 1, 1979 between the Registrant and William J. Berk, and Stock Registration and Repurchase Agreement dated April 1, 1979 between the Registrant and William
              J. Berk are incorporated herein by reference to Exhibit 10 to the Registrant's Annual Report on Form 10-K for the year ended March 31, 1984.

      99.2 Amendment to Consulting Agreement dated April 1, 1990 between the Registrant and William J. Berk, Amendment to Disability, Supplemental Death Benefit and Retirement Agreement dated April 1, 1990 between the Registrant and William J. Berk, and Amendment to Stock Registration and Repurchase Agreement dated April 1, 1990 between the Registrant and William J. Berk are incorporated herein by reference to Exhibit 10(b) to the Registrant's Annual Report on Form 10-K for the year ended March 31, 1991.

     *99.3 Second Amendment to Stock Registration and Repurchase Agreement dated December 12, 1997 between the Registrant and William J. Berk.

-----------------
*  Filed herewith.
+  To be filed by Amendment.


ITEM 17.       UNDERTAKINGS.

        (a)    The undersigned Registrant hereby undertakes:

               (1) To file, during any period in which offers or sales are being made, a post-effective amendment to the Registration Statement:

                      (i) to include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

                      (ii) to reflect in the Prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement;

                      (iii) to include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;

provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the Registration Statement.

               (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

               (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

        (b) The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the Registrant's Annual Report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 that is incorporated by reference in the Registration Statement shall be deemed to be a new Registration Statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

        (h) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that, in the opinion of the Securities and Exchange Commission, such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

        (i) The undersigned registrant hereby undertakes that:

               (1) For purposes of determining any liability under the Securities Act of 1933, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.

               (2) For the purpose of determining any liability under the Securities Act of 1933, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                                   SIGNATURES

        Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Rochester, State of New York, on December 16, 1997.

                                      TRANSMATION, INC.


                                      By: /s/ Robert G. Klimasewski
                                         --------------------------------------
                                          Robert G. Klimasewski
                                          President and Chief Executive Officer

        Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

                           President, Chief Executive
/s/ Robert G. Klimasewski  Officer and Director (Prin-             December 16, 1997
-------------------------  cipal Executive Officer)
Robert G. Klimasewski

                            Vice President - Finance
/s/ John A. Misiaszek       (Principal Financial Officer            December 16, 1997
-------------------------   and Principal Accounting
John A. Misiaszek           Officer)

               *            Director                                December 16, 1997
-------------------------
Angelo J. Chiarella

               *            Director                                December 16, 1997
-------------------------
E. Lee Garelick

               *            Director                                December 16, 1997
-------------------------
Nancy D. Hessler

               *            Director                                December 16, 1997
-------------------------
Cornelius J. Murphy

               *            Director                                December 16, 1997
-------------------------
John W. Oberlies

               *            Director                                December 16, 1997
-------------------------
Harvey J. Palmer

               *            Director                                December 16, 1997
-------------------------
Arthur M. Richardson

               *            Director                                December 16, 1997
-------------------------
Philip P. Schulp


*By: /s/ John A. Misiaszek
    -------------------------
      John A. Misiaszek
      Attorney-in-Fact

                                INDEX TO EXHIBITS


4.1 Articles of Incorporation of the Registrant, as amended, are incorporated herein by reference to Exhibit 4(a) to the Registrant's Registration Statement on Form S-8 (Registration No. 33-61665) filed on August 8, 1995. Certificate of Amendment thereto is incorporated herein by reference to Exhibit I to the Registrant's Quarterly Report on Form 10-Q for the quarter ended September 30, 1996.

4.2 Bylaws of the Registrant, as amended, are incorporated herein by reference to Exhibit (3) to the Registrant's Annual Report on Form 10-K for the year ended March 31, 1988.

4.3 Specimen Common Stock certificate is incorporated herein by reference to Exhibit (4) to Amendment No. 1 to the Registrant's Registration Statement on Form S-1 (Registration No. 2-27910).

4.4 Revolving Credit and Term Loan Agreement dated April 4, 1997 among the Registrant, Manufacturers and Traders Trust Company and State Street Bank and Trust Company is incorporated herein by reference to Exhibit 4(c) to the Registrant's Current Report on Form 8-K dated April 4, 1997.

+5.1 Opinion of Harter, Secrest & Emery with respect to the validity of the Registrant's Common Stock.

*23.1   Consent of Price Waterhouse LLP.

+23.2   Consent of Harter, Secrest & Emery (included in Exhibit 5.1).

*24.1   Power of Attorney.

99.1 Consulting Agreement dated April 1, 1979 between the Registrant and William J. Berk, Disability, Supplemental Death Benefit and Retirement Agreement dated April 1, 1979 between the Registrant and William J. Berk, and Stock Registration and Repurchase Agreement dated April 1, 1979 between the Registrant and William J. Berk are incorporated herein by reference to Exhibit 10 to the Registrant's Annual Report on Form 10-K for the year ended March 31, 1984.

99.2 Amendment to Consulting Agreement dated April 1, 1990 between the Registrant and William J. Berk, Amendment to Disability, Supplemental Death Benefit and Retirement Agreement dated April 1, 1990 between the Registrant and William J. Berk, and Amendment to Stock Registration and Repurchase Agreement dated April 1, 1990 between the Registrant and William J. Berk are incorporated herein by reference to Exhibit 10(b) to the Registrant's Annual Report on Form 10-K for the year ended March 31, 1991.

*99.3 Second Amendment to Stock Registration and Repurchase Agreement dated December 12, 1997 between the Registrant and William J. Berk.

--------------------
*  Filed herewith.
+  To be filed by Amendment.